The Cincinnati Insurance Company  ■  The Cincinnati Indemnity Company
The Cincinnati Casualty Company  ■  The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company  ■  CFC Investment Company  ■  CSU Producer Resources Inc.

Michael J. Sewell, CPA
Chief Financial Officer

Notice of Blackout Period to Directors and Executive Officers of Cincinnati Financial Corporation

June 17, 2011

To Members of the Board of Directors and Executive Officers:

The Sarbanes-Oxley Act of 2002 requires Cincinnati Financial Corporation to notify you of an upcoming, temporary restriction for participants of CFC’s 401(k) Tax-Qualified Savings Plan and Top Hat Savings Plan.

During the calendar week of July 17, 2011, CFC will convert unitized accounted stock to share accounted stock to simplify participants understanding of the shares they own. CFC will also transition its stock fund to an Employee Stock Ownership Plan that will provide the company with a tax savings on dividends paid for CFC stock held in the 401(k) Savings Plan.

We timed this change to coincide with the company’s regular quarterly trading blackout. During this blackout period, participants in the Plans may not buy, sell, transfer, rebalance or make any transactions.  Please see the attached letter which notifies plan participants of this restriction.

Since the Plans include the company’s common stock as an investment option through the CFC Stock Fund, the Act also requires that you are prohibited from directly or indirectly purchasing, exercising, selling or otherwise transferring equity securities of CFC during the blackout period, other than in an exempt transaction if those securities were acquired in connection with your service or employment as director or executive officer of CFC. Not all transactions in such securities are exempt. Please call Lisa Love, 513-870-2288, to discuss any proposed exempt transactions.

These prohibitions are in addition to any other trading restrictions to which you may be subject pursuant to federal securities laws or because of other regular or special trading blackout periods that may also be in effect.

For more information, please call me, 513-603-5075.

Sincerely,

/S/ Michael J. Sewell

Michael J. Sewell, CPA

Mailing Address: P.O. Box 145496 • Cincinnati, Ohio 45250-5496  ■  Headquarters: 6200 S. Gilmore Road • Fairfield, Ohio 45014-5141
www.cinfin.com  ■  513-870-2000